PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 20 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                 August 2, 1999
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                               -----------------

      We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem these notes by giving you not less than 30 nor more than 35 calendar days notice on any February 18 or August 18, commencing August 18, 2001. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        $20,000,000

Maturity Date:           August 18, 2009

Settlement Date
  (Original Issue Date): August 18, 1999

Interest Accrual Date:   August 18, 1999

Issue Price:             100%

Specified Currency:      U.S. Dollars

Redemption Percentage:   100%

Redemption Dates:        Redeemable in whole, but not in part, at our option
                         upon not less than 30 nor more than 35 calendar days notice on any February 18 or August 18, commencing
                         August 18, 2001

Annual Redemption
  Percentage Reduction:  N/A

Interest Rate:           7.50% per year

Interest Payment Dates:  Each February 18 and August 18, commencing
                         February 18, 2000

Interest Payment Period: Semi-annually

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Trustee:                 The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENU1


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER